EXHIBIT 12
                           Drinker Biddle & Reath LLP
                                One Logan Square
                              18th & Cherry Streets
                             Philadelphia, PA 19103



                                                                    July 1, 2004



Armada Funds
760 Moore Road
King of Prussia, Pennsylvania 19406

The Provident Riverfront Funds
5800 Corporate Drive
Pittsburgh, Pennsylvania 15237


Ladies and Gentlemen:

                  We have acted as counsel to Armada Large Cap Growth Fund, Armada Balanced Allocation Fund, Armada Small Cap Growth Fund, Armada Large Cap Value Fund, Armada Government Mortgage Fund and Armada Government Money Market Fund, each a series of Armada Funds (the "Massachusetts Trust") (each, an "Acquiring Fund" and collectively, the "Acquiring Funds"), in connection with the transfer of all of the assets and liabilities of the Riverfront Large Company Select Fund, Riverfront Balanced Fund, Riverfront Small Company Select Fund, Riverfront Select Value Fund, Riverfront U.S. Government Fund and Riverfront U.S. Government Securities Money Market Fund, each a series of The Provident Riverfront Funds (the "Ohio Trust") (each, an "Acquired Fund" and collectively, the "Acquired Funds") to each corresponding Acquiring Fund in exchange for shares of the corresponding Acquiring Fund, followed by the distribution by the Acquired Funds to its shareholders of the Acquiring Fund shares (collectively, the "Reorganization"), pursuant to the Agreement and Plan of Reorganization, dated as of June 23, 2004 by and between the Ohio Trust and the Massachusetts Trust (the "Agreement"). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

                  For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Reorganization will be completed in the manner set forth in the Agreement and in the Registration Statement on Form N-14 of the Massachusetts Trust to which this opinion is filed as an exhibit (the "Registration Statement") including the combined Proxy Statement/Prospectus of the Massachusetts Trust and the Ohio Trust contained therein (the "Proxy-Prospectus").
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                  (ii) The representations contained in the letters of
          representation from the Massachusetts Trust and Acquiring Funds and the Ohio Trust and Acquired Funds to us both dated July 1, 2004, will be true and complete at the Effective Time of the Reorganization.

                  On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, we hereby confirm our opinion as set forth under the heading, "Proposal 1-Approval of the Reorganization Plan - Federal Tax Considerations" in the
Proxy-Prospectus, subject to the limitations set forth therein.

                  This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of our opinion under the heading "Proposal 1 - Approval of the Reorganization Plan - Federal Tax Considerations" in the Proxy-Prospectus, and to the reference to us under the heading "Proposal 1-Approval of the Reorganization Plan - Federal Tax Considerations" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                            Very truly yours,

                                            /s/  DRINKER BIDDLE & REATH LLP
                                            ------------------------------------

                                            DRINKER BIDDLE & REATH LLP